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                                                                    EXHIBIT 23-1

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Northrop Grumman Corporation on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933, which Registration Statement incorporates by reference the Registration Statement of Northrop Grumman Corporation on Form S-3 (No. 333-71290), of our report dated January 24, 2001, except for the subsequent events footnote, as to which the date is March 1, 2001, appearing in the Annual Report on Form 10K/A of Northrop Grumman Systems Corporation (formerly Northrop Grumman Corporation) for the year ended December 31, 2000 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP
Los Angeles, California
November 16, 2001